Exhibit 99

                          FOR IMMEDIATE RELEASE


    MEDIA CONTACT:                                 INVESTOR CONTACT:
    Joani Komlos                                   Pamela Catlett
    503.671.2013                                   503.671.4589

    NIKE REPORTS FOURTH QUARTER EARNINGS PER SHARE UP 19 PERCENT;
            WORLDWIDE FUTURES ORDERS INCREASE 4.4 PERCENT;
                FULL YEAR REVENUES EXCEED $10 BILLION

Highlights:

-  Full year earnings per share before accounting change increased
   13 percent
- Fourth quarter earnings were $0.92 per diluted share versus $0.77 a year ago
-  Revenues for the quarter increased 11 percent to $3.0 billion
- Company achieved highest gross margin level in history for the quarter and the full year
-  Worldwide futures orders increased 4.4 percent.

Beaverton, OR (June 26, 2003) -- NIKE, Inc. (NYSE:NKE) today reported revenues and earnings for the Company's fourth quarter and fiscal year ended May 31, 2003. Fourth quarter revenues increased 11 percent to $3.0 billion, versus $2.7 billion for the same period last year. Fourth quarter net income totaled $246.2 million, or $0.92 per diluted share, compared to $208.4 million, or $0.77 per diluted share in the prior year.

For the fiscal year ended May 31, 2003, revenues increased eight percent to $10.7 billion, compared to $9.9 billion in fiscal year 2002. Full year income before accounting change totaled $740.1 million, or $2.77 per diluted share, versus $668.3 million, or $2.46 per diluted share, in 2002. After a one-time charge from the cumulative effect of implementing Financial Accounting Standards Board Statement 142 (Accounting for Goodwill and Other Intangible Assets), the Company posted net income of $474.0 million, or $1.77 per diluted share versus $663.3 million in 2002.

Philip H. Knight, Chairman and CEO, said, "Nike's performance during fiscal year 2003 was one for the record books, a year that positions the company well for fiscal 2004. We surpassed the $10 billion revenue mark and delivered record earnings per share despite a challenging geopolitical and economic environment. This year's results are a testament to the strong connection that the Nike brand has with consumers around the world and our ability to drive profitable growth across our diverse portfolio of businesses. We are optimistic that the combination of our global brand momentum, superior product offerings and worldwide operating capability will generate continued long-term growth." *


Futures Orders

The Company reported worldwide futures orders for athletic footwear and apparel, scheduled for delivery between June and November 2003, totaling $4.9 billion, 4.4 percent higher than such orders reported for the same period last year. Five points of this growth were due to changes in currency exchange rates.*


By region, the USA was down 10 percent; Europe increased 17 percent; Asia Pacific grew 20 percent; and the Americas increased 4 percent. Of the growth in Europe, 13 points were due to currency exchange rates. Changes in currency exchange rates did not affect the Asia Pacific growth rate. The Americas had a one point decline due to currency exchange rates. *

Knight said, "Our international futures orders were up 16%, driven by great brand momentum around the world in football, running, and basketball. While our USA futures orders declined, we remain optimistic about the U.S. market. Our brand presentation at retail is improving and the USA region delivered its most profitable year in our history." *


Regional Highlights

USA
During the fourth quarter, U.S. revenues increased two percent to $1.2 billion. U.S. athletic footwear revenues declined three percent to $797.0 million. Apparel revenues grew 16 percent to $345.7 million. Equipment revenues increased nine percent to $72.6 million.

For the full fiscal year, USA revenues were flat at $4.7 billion.
Footwear revenues decreased four percent to $3.0 billion; apparel revenues grew eight percent to $1.4 billion; and equipment revenues grew three percent to $287.9 million.

Europe
Quarterly revenues for the European region (which includes the Middle East and Africa) grew 24 percent to $945.3 million. Twenty-two points of this growth were the result of changes in currency exchange rates. Footwear revenues increased 30 percent to $603.5 million, apparel revenues increased 14 percent to $288.0 million and equipment revenues increased 14 percent to $53.8 million.

For the full year, European revenues grew 20 percent to $3.2 billion, Compared to $2.7 billion last year. Fifteen points of this growth were the result of changes in currency exchange rates. Footwear revenues were up 23 percent to $1.9 billion. Apparel and equipment increased 16 percent and 22 percent respectively to $1.1 billion and $212.6 million.


Asia Pacific
Quarterly revenues in the Asia Pacific region grew 22 percent to $362.6 million. Ten points of this growth were the result of changes in currency exchange rates. Footwear revenues were up 23 percent to $194.7 million; apparel revenues increased 14 percent to $133.0 million and equipment grew 47 percent to $34.9 million.

Full-year Asia Pacific revenues increased 19 percent to $1.4 billion, compared to $1.1 billion last year. Five points of this growth were the result of changes in currency exchange rates. Footwear revenues increased 14 percent to $732.4 million. Apparel revenues were up 24 percent to $499.3 million. Equipment revenues increased 29 percent to $127.1 million.

Americas
Quarterly revenues in the Americas region increased one percent to $143.8 million. This growth rate reflected a 10 point decline due to changes in currency exchange rates. Footwear revenues were up one percent to $92.2 million, apparel revenues increased four percent to $39.2 million and equipment declined one percent to $12.4 million.

For the full year, Americas revenues decreased seven percent to $527.0 million, compared to $568.1 million last year. This growth rate reflected a 15 point decline due to changes in currency exchange rates. Footwear revenues decreased six percent to $337.3 million, apparel revenues decreased 11 percent to $148.1 million and equipment revenues declined one percent to $41.6 million.

Other Revenues
In the fourth quarter, other revenues, which include Nike Golf, Bauer NIKE Hockey Inc., Cole Haan(registered), and Hurley International LLC, grew nine percent to $318.1 million. For the full year, other revenues climbed 12 percent to $911.1 million.

Income Statement Review

In the fourth quarter, gross margins were 41.5 percent compared to
40.3 percent last year. For the full year, gross margins were 41.0 percent of revenues compared to 39.3 percent last year. Selling and administrative expenses were 27.7 percent of fourth quarter revenues, compared to 28.5 percent last year. The effective tax rate for the fourth quarter was 33.8 percent, and for the full year was 34.1 percent.

Balance Sheet Review

At fiscal year-end, global inventories stood at $1.5 billion, an increase of 10 percent from last year. Cash and short-term investments were $634.0 million at fiscal year-end, compared to $575.5 million last year.

Share Repurchase

During the quarter, the Company purchased a total of 1,425,000 shares for approximately $76 million in conjunction with the Company's second four-year, $1 billion share repurchase program that was approved by the Board of Directors in June 2000.


NIKE, Inc., based in Beaverton, Oregon, is the world's leading designer and marketer of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Wholly owned Nike subsidiaries include Bauer NIKE Hockey Inc., the world's leading manufacturer of hockey equipment; Cole Haan(registered), which markets a line of high-quality men's and women's footwear, accessories and outerwear; and Hurley International LLC, which markets action sports and teen lifestyle apparel.

* The marked paragraphs contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed from time to time in reports filed by NIKE with the S.E.C., including Forms
8-K, 10-Q, and 10-K.   Some forward-looking statements in this release
concern changes in futures orders that are not necessarily indicative of changes in total revenues for subsequent periods due to the mix of futures and "at once" orders, which may vary significantly from quarter to quarter.

NIKE's earnings releases and other financial information are available
on the Internet at www.NikeBiz.com/invest.   This quarter, Nikebiz
will feature expanded information and relevant highlights of product and key initiatives for the reporting period.




                              (Tables Follow)







                   NIKE, INC. CONSOLIDATED FINANCIAL STATEMENTS
                        FOR THE QUARTER ENDED MAY 31, 2003
                       (In millions, except per share data)
INCOME                       QUARTER ENDING                YEAR TO DATE ENDING
STATEMENT                 5/31/2003   5/31/2002  %Chg    5/31/2003   5/31/2002  %Chg
======================================================  ============================
Revenues                   $2,985.1    $2,682.2   11%    $10,697.0    $9,893.0    8%
Cost of Sales               1,744.9     1,601.6    9%      6,313.6     6,004.7    5%
Gross Profit                1,240.2     1,080.6   15%      4,383.4     3,888.3   13%
% of revenue                 41.5 %      40.3 %             41.0 %      39.3 %

SG&A                          826.0       764.0    8%      3,137.6     2,820.4   11%
% of revenue                 27.7 %      28.5 %             29.3 %      28.5 %

Interest Expense               10.7        10.3    4%         42.9        47.6  -10%
Other                          31.6       (8.8)    -          79.9         3.0    -
                        -----------------------         ----------------------

Income before income
taxes and cumulative
effect of accounting
change                        371.9       315.1   18%      1,123.0     1,017.3   10%
Income Taxes                  125.7       106.7   18%        382.9       349.0   10%
                             33.8 %      33.9 %             34.1 %      34.3 %
Income be cumulative
effect of accounting
change                        246.2      208.4    18%        740.1       668.3   11%
Cumulative effect of
accounting change, net
of income taxes                   -          -               266.1         5.0
                        -----------------------         ----------------------
Net Income                   $246.2      $208.4   18%       $474.0      $663.3  -29%
                        =======================         ======================
Diluted EPS - before
accounting change             $0.92       $0.77   19%        $2.77       $2.46   13%
Cumulative effect of
accounting change                 -           -              (1.00)      (0.02)
                        -----------------------         ----------------------
                              $0.92       $0.77   19%        $1.77       $2.44  -27%
                        =======================         ======================


Basic EPS - before
accounting change            $0.93       $0.78    19%        $2.80       $2.50   12%
Cumulative effect of
accounting change                -           -               (1.01)      (0.02)
                        -----------------------         ----------------------
                             $0.93       $0.78    19%        $1.79       $2.48  -28%
                        =======================         ======================


Weighted Average Common Shares Outstanding:

Diluted                       267.6       272.0              267.6       272.2
Basic                         264.0       266.9              264.5       267.7
                        =======================         =======================
Dividend                      $0.14       $0.12              $0.54       $0.48
                        =======================         =======================


NIKE, Inc.
BALANCE SHEET               5/31/2003    5/31/2002
==================================================
   ASSETS
Cash & Investments             $634.0       $575.5
Accounts Receivable           2,101.1      1,804.1
Inventory                     1,514.9      1,373.8
Deferred Taxes                  163.7        140.8
Prepaid Expenses                248.1        260.5
    Current Assets            4,661.8      4,154.7

Fixed Assets                  2,988.8      2,741.7
Depreciation                  1,368.0      1,127.2
    Net Fixed Assets          1,620.8      1,614.5
Identifiable Intangible
   Assets and Goodwill          183.8        437.8
Other Assets                    247.5        233.0

                          ------------------------
Total Assets                 $6,713.9     $6,440.0
                          ========================

  LIAB AND EQUITY
Current Long-Term Debt         $205.7        $55.3
Payable to Banks                 75.4        425.2
Accounts Payable                572.7        504.4
Accrued Liabilities           1,054.2        765.3
Income Taxes Payable            107.2         83.0
  Current Liabilities         2,015.2      1,833.2

Long-term Debt                  551.6        625.9
Def Inc Taxes & Oth Liab        156.1        141.6
Preferred Stock                   0.3          0.3
Common Equity                 3,990.7      3,839.0

                          ------------------------
Total Liab. & Equity         $6,713.9     $6,440.0
                          ========================


NIKE, INC                      QUARTER ENDING               YEAR TO DATE ENDING
Divisional Revenues        5/31/2003  5/31/2002  %Chg    5/31/2003  5/31/2002  %Chg
=====================================================  ============================
USA Region
     Footwear                 $797.0     $822.0   -3%     $3,019.5   $3,135.5   -4%
     Apparel                   345.7      298.7   16%      1,351.0    1,255.7    8%
     Equipment and other        72.6       66.6    9%        287.9      278.4    3%
                         ----------------------        ----------------------
          Total              1,215.3    1,187.3    2%      4,658.4    4,669.6    0%

EMEA Region
     Footwear                  603.5      464.8   30%      1,896.0    1,543.8   23%
     Apparel                   288.0      252.0   14%      1,133.1      977.9   16%
     Equipment and other        53.8       47.0   14%        212.6      174.8   22%
                         ----------------------        ----------------------
          Total                945.3      763.8   24%      3,241.7    2,696.5   20%

Asia Pacific Region
     Footwear                  194.7      157.7   23%        732.4      640.2   14%
     Apparel                   133.0      116.2   14%        499.3      403.3   24%
     Equipment and other        34.9       23.7   47%        127.1       98.7   29%
                         ----------------------        ----------------------
          Total                362.6      297.6   22%      1,358.8    1,142.2   19%

Americas Region
     Footwear                   92.2       91.4    1%        337.3      359.1   -6%
     Apparel                    39.2       37.8    4%        148.1      167.1  -11%
     Equipment and other        12.4       12.5   -1%         41.6       41.9   -1%
                         ----------------------        ----------------------
          Total                143.8      141.7    1%        527.0      568.1   -7%

                             2,667.0    2,390.4   12%      9,785.9    9,076.4    8%

Other Brands                   318.1      291.8    9%        911.1      816.6   12%

Total NIKE Inc. Revenues    $2,985.1   $2,682.2   11%    $10,697.0   $9,893.0    8%